Exhibit 99

The Bancorp, Inc. Reports Fourth Quarter 2005 Earnings

Wilmington, De – January 31, 2006 – The Bancorp, Inc. (“Bancorp”) (Nasdaq NM: TBBK)

Financial highlights:

•	Net income before income tax expense increased by 335% to $11.6 million for the year ended December 31, 2005 from $2.7 million for the year ended December 31, 2004

•	Net interest margin increased to 4.57% for the year ended December 31, 2005 from 3.86% in 2004

•	Efficiency ratio decreased to 56.48% for the three months ended December 31, 2005 from 74.53% for the three months ended December 31, 2004

Bancorp, a financial holding company, reported net income available to common shareholders for the three months ended December 31, 2005 of $2.6 million, or $0.19 diluted earnings per share compared to net income available to common shareholders of $1.6 million, or $0.13 diluted earnings per share, for the three months ended December 31, 2004. Bancorp reported net income available to common shareholders for the twelve months ended December 31, 2005 of $6.3 million, or $0.48 diluted earnings per share compared to net income available to common shareholders for the twelve months ended December 31, 2004 of $2.6 million, or $0.24 diluted earnings per share.

At December 31, 2005, Bancorp’s total assets were $918.3 million, an increase of $342.0 million or 59.3% from December 31, 2004. Loans grew to $681.6 million, an increase of $253.7 million or 59.3% from those of December 31, 2004, and deposits grew to $732.6 million, an increase of $344.5 million or 88.8%, from deposits at December 31, 2004. Total common shares outstanding were 13,637,148 at December 31, 2005 and 11,888,061 at December 31, 2004.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp’s Quarterly Earnings Conference Call at 11:30 AM EDT on Tuesday, January 31, 2006 by clicking on the webcast link on Bancorp’s homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp’s investor relations website and telephonically until Tuesday, February 7, 2006 by dialing 888-286-8010, access code 32566839.

About The Bancorp, Inc.

The Bancorp, Inc. is a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank, through Philadelphia Private Bank, its regional community bank division, serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended December 31,		Twelve Months ended December 31,
	2005	2004	2005	2004
	(dollars in thousands except per share data)
Condensed income statement
Net interest income	$9,572	$5,447	$32,159	$17,596
Provision for loan and lease losses	500	650	2,100	1,632
Non-interest income	1,048	637	4,323	2,800
Non-interest expense	6,005	4,535	21,469	16,089

Net income from operations	4,115	899	12,913	2,675
Prepayment expense for the redemption of trust preferred subordinated debt	—	—	(1,285)	—

Net income before income tax expense	4,115	899	11,628	2,675
Income tax expense (benefit)	1,422	(1,043)	4,181	(1,043)

Net income	2,693	1,942	7,447	3,718
Less preferred stock dividends and accretion	(20)	(219)	(598)	(323)
Income allocated to Series A preferred shareholders	(26)	(170)	(72)	(817)
Less preferred stock conversion dividend	—	—	(459)	—

Net income available to common shareholders	$2,647	$1,553	$6,318	$2,578

Basic earnings per share	$0.19	$0.13	$0.49	$0.25

Diluted earnings per share	$0.19	$0.13	$0.48	$0.24

Weighted average shares - basic	13,586,489	11,887,496	12,805,690	10,307,441
Weighted average shares - diluted	14,072,525	11,953,766	13,199,925	10,416,980

	December 31, 2005	September 30, 2005	June 30, 2005	December 31, 2004
Condensed balance sheet
Assets
Federal funds sold	$89,437	$85,811	$4,858	$8,291
Investment securities	103,596	105,888	107,860	120,252
Loans	681,582	612,712	556,421	427,881
Allowance for loan and lease losses	(5,513)	(5,075)	(4,610)	(3,593)
Other assets	49,167	39,493	72,437	23,448

Total assets	$918,269	$838,829	$736,966	$576,279

Liabilities and shareholders’ equity
Transaction accounts	467,826	381,941	$323,972	$205,249
Time deposits	264,762	275,762	233,094	182,832

Total deposits	732,588	657,703	557,066	388,081
Other borrowings	46,908	45,546	45,252	60,052
Trust preferred subordinated debt	—	—	—	5,413
Other liabilities	3,826	2,487	3,964	1,331
Shareholder’s equity	134,947	133,093	130,684	121,402

Total liabilities and shareholders’ equity	$918,269	$838,829	$736,966	$576,279

Average condensed balance sheet	Fourth quarter average 2005	Third quarter average 2005	Second quarter average 2005	Fourth quarter average 2004
Assets
Federal funds sold	$63,742	$43,474	$65,345	$36,749
Investment securities	104,888	107,112	105,558	116,518
Loans	631,554	583,119	530,003	383,800
Allowance for loan and lease losses	(5,268)	(4,805)	(4,278)	(3,050)
Other assets	42,237	28,398	37,173	18,839

Total assets	$837,153	$757,298	$733,801	$552,856

Liabilities and shareholders’ equity
Transaction accounts	$413,473	$335,499	$347,151	$228,990
Time deposits	259,073	239,013	212,781	150,291

Total deposits	672,546	574,512	559,932	379,281
Other borrowings	28,492	48,178	43,322	47,769
Trust preferred				5,413
Other liabilities	2,176	2,109	3,324	392
Shareholders’ equity	133,939	132,499	127,223	120,001

Total liabilities and shareholders’ equity	$837,153	$757,298	$733,801	$552,856

Loan Portfolio

	December 31, 2005 Amount	September 30, 2005 Amount	June 30, 2005 Amount	December 31, 2004 Amount
Commercial	$104,337	$98,067	$96,775	$89,327
Commercial mortgage	205,470	187,040	167,185	140,755
Construction	168,149	156,442	133,962	97,239

Total commercial loans	477,956	441,549	397,922	327,321
Direct financing leases, net	81,162	74,895	73,863	44,795
Residential mortgage	62,378	46,183	47,115	31,388
Consumer loans and others	60,972	50,928	38,205	24,894

	682,468	613,555	557,105	428,398
Unamortized fees	(886)	(843)	(684)	(517)

Total loans, net of unamortized fees and costs	$681,582	$612,712	$556,421	$427,881

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Selected operating ratios
Return on average assets	1.29%	1.41%	1.02%	0.79%
Return on average equity	8.04%	6.47%	5.69%	3.94%
Net interest margin	4.75%	4.05%	4.57%	3.86%
Efficiency ratio	56.48%	74.53%	62.47%	80.78%
Book value per share	$9.80	$9.32	$9.80	$9.32

	As of or for the period ended December 31,
Asset quality ratios	2005	2004
Nonperforming loans to total loans	0.08%	0.05%
Nonperforming assets to total assets	0.06%	0.04%
Allowance for loan and lease losses to total loans	0.81%	0.84%
Nonaccrual loans	$—	$205
Loans 90 days past due still accruing interest	$538	$23